BRISTOL INVESTMENT GROUP, INC.
                               MEMBER NASD ~ SIPC
                            300 PARK AVENUE, 17TH FL.
                               NEW YORK, NY 10022
                 -----------------------------------------------

                             ARTHUR B. WHITCOMB, JR.
                                MANAGING DIRECTOR
                               TEL (212) 572-6293
                               FAX (212) 705-4292
                            ARTHUR@BRISTOLDIRECT.COM

February 7, 2003

SinoFresh HealthCare, Inc.
313 S. Seaboard Avenue
Venice, FL 34292

Attention:    Charles Fust, CEO & Chairman
              Andrew Badolato, Vice President of Finance

Gentlemen:

This letter confirms the agreement between Bristol Investment Group, Inc. ("Bristol") and SinoFresh HealthCare, Inc. (the "Company") with respect to the Company's engagement of Bristol to act as the Company's non-exclusive financial advisor and placement agent to raise capital for the Company (the "Financing").

1. Services and Term. Bristol will contact investors regarding their interest in providing capital to the Company and will help negotiate and close on capital for the Company. Bristol will discuss its capital raising activities with the Company and coordinate its activities with the Company's efforts. The Company may complete a financing with an offering structure, terms and conditions that will be determined by the Company, in its sole discretion. The term of this Agreement (the "Term") shall commence upon its signing and shall expire January 15, 2004 (the "Expiration Date"). The Company has the right, upon 30 days written notice, to terminate this Agreement (a "Termination"). Notwithstanding the Expiration Date or a Termination, Bristol Contacts (as described below) will be exclusive to Bristol and Bristol will be eligible for the fees, specified in later Section 2, if any of the Bristol Contacts participate in a financing prior to one year after the Expiration Date.

2. Compensation.

     (a) The Company agrees to pay to Bristol for its capital raising services out of the closing proceeds at each full or incremental closing of any Financing with Bristol's Contacts (as defined below) a cash finders' fee in the amount of 10% of the amount raised. In addition, the Company shall sell to Bristol, and Bristol shall purchase from the Company a warrant ("Warrants") equal to 10% of the number of shares purchased or purchasable in the Financing. The exercise price of the Warrant shall be equal to the price paid by the investor at the closing of a Financing. The term of the Warrant is four (4) years. The Warrant shall include a cashless exercise provision. Bristol shall be entitled to "piggy back" registration rights


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     for a period of three (3) years from the date of this  Agreement,  pursuant to which the Company agrees to register the shares underlying the Warrants detailed herein, on any Form S-1 or S-3 registration statement filed by the Company. From time to time during the Term, Bristol will submit a written list of potential investors it has contacted during the Term. Bristol Contacts shall be deemed to include the affiliates of and others related to such contacts and all third parties to which the Bristol Contacts may introduce the Company.

     (b) In the event that Bristol originates a line of credit (or term facility) with an asset based lender or commercial bank, the Company agrees to pay Bristol a cash fee equal to 5% of the gross proceeds of such facility amount at the closing and warrants equal in number to five percent (5%) of availability of such line of credit (or term facility). For example, a $2,000,000 line would equate to 100,000 warrants. The exercise price of these warrant shall be equal to the most recent round of financing.

     (c) In the event that a Bristol Contact invests in either debt or equity of the Company, regardless of the amount, Bristol will receive a warrant to purchase 200,000 shares of common stock at an exercise price equal to the most recent round of financing.

3. Survival of Agreement. Paragraphs 2, and 5, shall survive the Expiration or Termination of this Agreement.

4. Governing Law, Benefits and Modifications. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York applicable to agreements made and to be fully performed therein. The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way effect the validity, legality or enforceability or any other provision of this Agreement. In the event of any dispute arising out of this Agreement, the Company and Bristol waive any right to a trial under Federal or state law and agree instead to submit any dispute hereunder to the American Arbitration Association for binding arbitration in the state of the party against whom action is being brought. The arbitration award shall grant a reimbursement to the prevailing party of all of its fees and expenses, including attorney's fees. The benefits of this Agreement shall inure to the respective successors and assigns of the parties hereto and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns. This Agreement may not be modified or amended except in writing signed by the parties hereto.

5. Indemnification. The Company hereby agrees to indemnify, exculpate and hold harmless the Bristol and its employees from any damages, liabilities, claims and expenses (including legal fees and expenses) arising out of Bristol's actions and inactions relating to any advice, except damages, liabilities, claims and expenses arising solely from Bristol's gross negligence and willful misconduct.

6. Legal  Relationship  and Best  Efforts  Services.  Nothing  contained in this
Agreement shall be construed to place Bristol and the Company in the relationship of partners or joint venturers. Neither Bristol nor the Company shall represent itself as the legal representative of the other for any purpose whatsoever nor shall either have the power to obligate or bind the other in any manner whatsoever. Bristol, in performing its services hereunder, shall at all times be an independent contractor. The Company expressly acknowledges and


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agrees that  Bristol's  obligations  hereunder are on a reasonable  best efforts basis only and that the execution of this Agreement does not constitute a commitment by Bristol to purchase any securities and does not ensure a successful financing or the success of Bristol with respect to finding any financing for the Company.

7. Company Information. The Company represents and warrants that, as of the date of this Agreement and at all times thereafter during the Term, the information and documentation provided by the Company to Bristol and Bristol's contacts will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. The Company recognizes and confirms that Bristol in acting pursuant to this engagement will be using information provided by or on behalf of the Company, and that Bristol does not assume responsibility for and may rely, without independent verification, on the accuracy and the completeness of any such reports and information. The financial statements provided by the Company will present fairly the financial position of the Company as of the dates indicated and the results of its operations for the periods specified; and said financial statements will have been prepared in conformity with generally accepted accounting principles (as described therein), applied on a basis which is consistent during the periods involved. The Company agrees to provide Bristol with (i) prompt notice of any material development affecting the Company, and (ii) such other information concerning the business and financial condition of the Company as Bristol may from time to time reasonably request.

If the foregoing conforms to your understanding, please sign, date and return to us the enclosed copy of this letter.

                                 Very truly yours,

                                 BRISTOL INVESTMENT GROUP, INC.


                                 By:____________________________________
                                    Arthur B. Whitcomb, Jr., Managing Director


Agreed and Accepted this ______ day of February, 2003

SINOFRESH HEALTHCARE, INC.


By: ___________________________
    Charles Fust, CEO & Chairman